UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified in Its Charter)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

NOBLE ROMAN’S, INC.

6612 E. 75TH STREET, SUITE 450

INDIANAPOLIS, INDIANA 46250

 (317) 634-3377

Dear Fellow Shareholder:

As the July 6, 2023 annual meeting of shareholders approaches, we urge you to support the company’s director nominee, A. Scott Mobley, the company’s President & CEO, on the WHITE proxy card.  If you have already voted otherwise, you are allowed to revoke your prior vote and vote for Mr. Mobley per the instructions below.

To support why this is the right thing to do, we would like to offer four important points for your consideration:

1. The company was not able to accept BT Brands financial proposals. The company’s existing credit agreement generally prohibits the company from incurring indebtedness so long as amounts remain outstanding under the credit agreement. If the company incurred indebtedness for borrowed money, then our lender could declare an event of default under the credit agreement and all amounts outstanding could become due and payable. Accordingly, new third-party indebtedness would either require consent from our existing lender or would need to be in an amount sufficient to repay all existing indebtedness while providing sufficient additional funding to grow the company’s business. The BT Brands’ proposals did not address these significant concerns.

2. Every shareholder should be aware of the contributions Scott Mobley has made, and continues to make, in setting and implementing policy at the board and operational levels. It is rash to assume that he will opt to continue in his role as the chief implementor of policy if he is not also serving on the board, helping to direct policy. His knowledge, experience, and loyal following amongst staff is unquestionably needed at this time, both on the board and on the executive staff.

3. Permitting a contrarian entity like BT Brands to have a seat on the company’s board of directors could easily have significant negative consequences for pursuing financing solutions and for selling franchises, especially potential multi-unit franchise agreements with larger companies.

4. BT Brands brings no expertise to the policy setting role of the board. The management model employed by BT Brands is ineffective at operating restaurants, especially in comparison to the performance of the company’s restaurants (these numbers are directly available on both companies’ Quarterly Reports on Form 10-Q filed with the SEC). The company’s current board of directors, including Scott Mobley, is already keenly aware that the top priority of the company is restructuring its finances, which process is already underway.

To reiterate, the Board of Directors believes that you should return the WHITE proxy card, voting in favor of A. Scott Mobley, and not return the BLUE proxy card.  If you have returned a proxy card in favor of Mr. Copperud, you can revoke it at any time before it is exercised by delivering to us another proxy bearing a later date, by submitting written notice of the revocation to our corporate secretary, or by personally appearing at the annual meeting and casting a contrary vote.

Sincerely,

The Board of Directors of Noble Roman’s, Inc.

June 23, 2023

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The statements contained above concerning the company’s future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company’s management.  The company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to the continuing effects of the COVID-19 pandemic and its aftermath, competitive factors and pricing and cost pressures, non-renewal of franchise agreements, shifts in market demand, the success of franchise programs, including the Noble Roman’s Craft Pizza & Pub format and the ability to convert the sales pipeline into sold units, the company’s ability to successfully operate an increased number of company-owned restaurants, the outcome of the election of directors at the company’s 2023 annual meeting of shareholders (as discussed under “Part II-Other Information” in Form 10-Q filed with SEC on May 10, 2023), general economic conditions, changes in demand for the company’s products or franchises, the company’s ability to service its loans and refinance its debt under suitable terms, the acceptance of the amended federal Form 941 returns relating to the ERTC, the impact of franchise regulation, the success or failure of individual franchisees and inflation and other changes in prices or supplies of food ingredients and labor as well as the factors discussed under “Risk Factors” contained in this company’s Annual Report on Form 10-K for the year ended December 31, 2022.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Important Additional Information

The company, its directors and certain of its executive officers are participants in the solicitation of proxies from the company’s shareholders in connection with its upcoming 2023 Annual Meeting. The company filed its definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on June 16, 2023 in connection with any such solicitation of proxies from the company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information can also be found in the company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on April 13, 2023. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the company’s website at www.nobleromans.com under the heading “Investor Relations.”

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